Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of Triumph Group, Inc.:

Form S-8 No. 333-36957; Form S-8 No. 333-55056; Form S-8 No. 333-81665; Form S-8 No. 333-134861; Form S-8 No. 333-125888; Form S-8 No. 333-192538; Form S-8 No. 333-211676; Form S-8 No. 333-219486; Form S-8 No. 333-226640; Form S-3 No. 333-235454; Form S-3 No. 333-239-098; and Form S-3 No. 333-251429.

of our report dated May 28, 2020 (except for Notes 1, 12, 13, 15, 21 and 22, as to which the date is December 17, 2020), with respect to the consolidated financial statements of Triumph Group, Inc., included in this Current Report on Form 8-K.

/s/ Ernst & Young, LLP

Philadelphia, PA

December 23, 2020